Exhibit 99.1

MEMORANDUM

TO:	Members of the Board of Directors and Executive Officers
DATE:	December 8, 2003
SUBJECT:	Notice of Blackout Period to Directors and Executive Officers

     On November 24, 2003, NeighborCare, Inc. (“NeighborCare”) notified employees that it will prevent those participants in NeighborCare’s Retirement Plan (the “Retirement Plan”), who will cease being participants in NeighborCare’s Retirement Plan as a result of the spin-off of Genesis HealthCare Corporation (“the Company”), from transactions in the Company’s common stock. The reason for the blackout period is to permit the transfer of plan accounts of those participants who will cease being participants of NeighborCare’s Retirement Plan and who will become participants in the Company’s 401(k) Plan to the Company’s 401(k) Plan.

     During the blackout period, participants in NeighborCare’s Retirement Plan will not be able to purchase or otherwise acquire or sell or otherwise dispose of interests in the shares of the Company’s common stock. Participants will not be able to make changes in investment elections or deferral percentages in the Retirement Plan or request loans or distributions.

     The blackout period will begin on December 24, 2003 at 3:00 p.m. (eastern standard time) and end on January 7, 2004, when the transfer of the accounts is expected to be completed.

     The Company is requiring executive officers and directors of the Company refrain from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during a pension fund blackout period that temporarily prevents plan participants from engaging in equity securities transactions through their plan accounts if the director or executive officer acquired the equity security in connection with his or her service or employment as a director or executive officer. Accordingly, during the blackout period, you may not purchase, sell or otherwise transfer any equity securities of the Company or exercise any stock options that you acquired in connection with your service or employment as a director or executive officer of the Company.

     Please note that any equity security of the Company that you purchase, sell or otherwise transfer during the blackout period will be automatically treated as acquired in connection with your service or employment as a director or executive officer of the Company unless you establish that the equity securities were acquired from another source and that such identification is consistent with your treatment for purposes and all other disclosure and reporting purposes.

     This blackout period is separate from, and in addition to, any other restrictions on trading Company equity securities currently applicable to the Company’s directors and officers.

     This notice will be filed with the Securities and Exchange Commission as part of a Form 8-K.

     Inquiries concerning the blackout period may be directed to Shalom Russo, Retirement Plan Manager, 101 East State Street, Kennett Square, PA 19348, 1-888-302-401k, option 4.

/s/ George V. Hager, Jr.
Name: George V. Hager, Jr.
Title: Chief Executive Officer